Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2012

- Net sales in 2012 increased $13.8 million or 14% to $108.8 million, compared to $95.1 million in 2011

- Net income in 2012 of $8.1 million increased $1.1 million or 16% compared to 2011

- Diluted earnings per share were $1.50 per share in 2012 compared to $1.30 per share in 2011

MAYFIELD VILLAGE, Ohio, May 7, 2012 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the first quarter ended March 31, 2012.

Net income for the quarter ended March 31, 2012 was $8,133,000, or $1.50 per diluted share, compared to $6,998,000, or $1.30 per diluted share, for the comparable period in 2011.

Net sales for the first quarter of 2012 increased 14% to $108,846,000 compared to $95,088,000 in the first quarter of 2011.

Currency exchange rates had a negative impact on 2012 first quarter net sales and net income of $.8 million and $.2 million, respectively.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "I am proud of the efforts of our people throughout the world. Our sales and net income were both records for a first quarter. This was the fourth consecutive quarter that sales have exceeded $100 million and demand for our products and technology remains strong. These results reflect the positive impact of our continual emphasis on improving efficiency and providing a technologically superior product."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, telecommunication, cable operators, information (data communication), and other similar industries. Our primary products support, protect, connect, terminate, and secure cables and wires. We also provide solar hardware systems and mounting hardware for a variety of solar power applications.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2011 Annual Report on Form 10-K filed with the SEC on March 14, 2012 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended March 31,
	2012	2011

Net sales	$ 108,846	$ 95,088
Cost of products sold	72,834	62,697
GROSS PROFIT	36,012	32,391

Costs and expenses
Selling	8,896	8,036
General and administrative	12,007	10,962
Research and engineering	3,655	3,362
Other operating expense (income)	(651)	(94)
	23,907	22,266

OPERATING INCOME	12,105	10,125

Other income (expense)
Interest income	137	151
Interest expense	(196)	(211)
Other income	145	184
	86	124

INCOME BEFORE INCOME TAXES	12,191	10,249

Income taxes	4,058	3,395

NET INCOME	8,133	6,854

Less net loss attributable to noncontrolling interests, net of tax	-	(144)

NET INCOME ATTRIBUTABLE TO PLPC	$ 8,133	$ 6,998

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.52	$ 1.33

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.50	$ 1.30

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	5,334	5,272

Weighted-average number of shares outstanding - diluted	5,438	5,400

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
Thousands of dollars, except share and per share data	2012	2011

ASSETS
Cash and cash equivalents	$ 29,186	$ 32,126
Accounts receivable, less allowances of $1,674 ($1,627 in 2011)	74,534	68,949
Inventories - net	91,862	88,613
Deferred income taxes	4,754	5,263
Prepaids	7,394	8,254
Other current assets	2,341	2,285
TOTAL CURRENT ASSETS	210,071	205,490

Property, plant and equipment - net	93,102	82,860
Other intangibles - net	15,129	11,352
Goodwill	14,776	12,199
Deferred income taxes	5,813	5,585
Other assets	10,097	9,862

TOTAL ASSETS	$ 348,988	$ 327,348

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 1,500	$ 2,030
Current portion of long-term debt	584	601
Trade accounts payable	26,256	25,630
Accrued compensation and amounts withheld from employees	14,137	11,472
Accrued expenses and other liabilities	20,900	22,100
TOTAL CURRENT LIABILITIES	63,377	61,833

Long-term debt, less current portion	33,652	27,991
Other noncurrent liabilities and deferred income taxes	26,261	24,666

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,332,454 and
5,333,630 issued and outstanding, net of 640,638 and 639,138 treasury
shares at par, respectively, as of March 31, 2012 and December 31, 2011	10,665	10,667
Common shares issued to Rabbi Trust	(3,807)	(3,812)
Deferred Compensation Liability	3,807	3,812
Paid in capital	13,239	12,718
Retained earnings	213,451	206,512
Accumulated other comprehensive loss	(11,657)	(17,039)
TOTAL SHAREHOLDERS' EQUITY	225,698	212,858

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 348,988	$ 327,348

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249